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                                                                Exhibit 2.s.

                          BRANTLEY CAPITAL CORPORATION

                           INDEMNIFICATION AGREEMENT


         THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into on this ____ day of ________, 1996 between BRANTLEY CAPITAL CORPORATION, a Maryland corporation (the "Corporation"), and _________________ ("Indemnitee").

                                  INTRODUCTION

         The Corporation is a closed-end, non-diversified investment company which has elected to be treated as a business development company under the Investment Company Act of 1940 (the "1940 Act"). The Corporation has been formed to invest in the equity securities and equity-linked debt securities of private companies and in the equity securities of post-venture small-cap public companies.

         IT IS, THEREFORE, AGREED:

         1. INCORPORATION OF INTRODUCTION. The introduction set forth above is hereby incorporated in and made part of this Agreement.

         2. INDEMNIFICATION. The Corporation shall forever indemnify, and keep indemnified Indemnitee, from and against any and all expenses (including, without limitation, expenses of investigation and preparation and reasonable fees and disbursements of Indemnitee's counsel, accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not such action is by or in the right of the Corporation, its affiliates or such other enterprises with respect to which Indemnitee serves or has served as a director or officer, by reason of or relating to the fact that Indemnitee is or was a director or officer of the Corporation or an affiliate of the Corporation, or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, and whether or not the cause of such action, suit or proceeding occurred before or after the date of this Agreement.

                 For purposes of this Agreement, the term "expenses" shall include, without limitation, those incurred to establish a right to and compel payment of indemnification and/or contribution under this Agreement, any other Agreement, the Corporation's Bylaws or the General Corporation Law of the State of Maryland, and to establish coverage and compel payment under a directors' and officers' liability insurance policy.

                 In the event that, under applicable law, the entitlement of Indemnitee to be indemnified hereunder shall depend upon whether Indemnitee shall have acted in good faith and (i) in the case of conduct in such person's official capacity with the Corporation, in a manner he reasonably believed to be in the best interests of the Corporation and (ii) in all other cases, in a manner he reasonably believed to be not opposed to the best interests of
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the Corporation, and with respect to criminal actions or proceedings, had no reasonable cause to believe his conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, or whether fees and disbursements of counsel and other costs and amounts are reasonable, the burden of proof of establishing that Indemnitee has not acted in accordance with such standard and that such costs and amounts are unreasonable shall rest with the corporation and Indemnitee shall be presumed to have acted in accordance with such standard, such costs and amounts shall be presumed to be reasonable and Indemnitee shall be entitled to indemnification unless, and only unless, based upon a preponderance of the evidence, it shall be determined by a court of competent jurisdiction that Indemnitee has not met such standard or, with respect to the amount of indemnification, that such costs and amounts are not reasonable (in which case Indemnitee shall be indemnified to the extent such costs and amounts are determined by such court to be reasonable). The foregoing shall not be construed to limit indemnification under this Agreement to circumstances in which Indemnitee has acted within the standards of care set forth in the General Corporation Law of the State of Maryland. In any event, and not as a condition or in limitation of the foregoing, indemnification to which Indemnitee is entitled hereunder shall be made immediately upon the determination that Indemnitee has met such standard (i) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who are neither "interested persons" of the Corporation as defined in the 1940 Act and who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, by a majority vote of a committee of the Board of Directors consisting solely of two or more directors who are duly designated to act in the matter by a majority vote of the full Board of Directors, (iii) by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

                 Notwithstanding any other provision of this Section 2, no indemnification or other protection shall be made or given to the Indemnitee against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

         3. NOTICE. Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written threat thereof, provided, however, that failure to so notify the Corporation shall not constitute a waiver by Indemnitee of his rights hereunder.

         4. ADVANCEMENT. In the event of any action, suit or proceeding against Indemnitee which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by Indemnitee, the Corporation shall advance to Indemnitee amounts to cover expenses incurred by Indemnitee in defending such action, suit or proceeding in advance of the final disposition thereof upon receipt of (i) an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined by final judgment of a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation hereunder, and
(ii) satisfactory evidence as to the amount of such expenses. Indemnitee's written certification together with a copy


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of the statement paid or to be paid by Indemnitee shall constitute satisfactory evidence absent manifest error.

         5.      CONTRIBUTION.

                 (a) If the indemnification provided in Section 2 should under applicable law be unenforceable or insufficient to hold Indemnitee harmless in respect of any and all expenses, judgments, fines, penalties and amounts paid in settlement, then the Corporation agrees, subject to the provisions of Section 5(b) below, that for purposes of this Section 5 only, the Corporation shall, upon written notice from Indemnitee, be treated as if it were a party who was or was threatened to be made a party to such threatened, pending or contemplated action, suit or proceeding and the Corporation shall contribute to the amounts paid or payable by the Indemnitee as a result of such expenses, judgments, fines, penalties and amounts paid in settlement in such proportion as is appropriate to reflect the relative benefits accruing to the Corporation on the one hand and Indemnitee on the other which arose out of the event underlying such action, suit or proceeding and also the relative fault of the Corporation on the one hand and Indemnitee on the other in connection with such event, as well as any other relevant equitable considerations. For purposes of this Section 5, the relative benefit of the Corporation shall be deemed to be the benefits accruing to it and to all of its directors, officers, employees and agents (other than Indemnitee), as a group and treated as one entity, and the relative benefit of Indemnitee shall be deemed to be an amount not greater than Indemnitee's annual compensation from the Corporation and its subsidiaries during the first calendar year in which the event forming the basis for such action, suit or proceeding was alleged to have occurred. The relative fault shall be determined by reference to, among other things, the fault of the Corporation and all of its directors, officers, employees and agents (other than Indemnitee) on the one hand, as a group and treated as one entity, and Indemnitee's and such group's relative intent, knowledge, access to information and opportunity to have altered or prevented the action or inaction, or alleged action or inaction, forming the basis for such action, suit or proceeding.

                 (b) No provision of this Section 5 shall operate to create a right of contribution in favor of Indemnitee if it is judicially determined that, with respect to any such action, suit or proceeding to which Subsection (a) pertains, Indemnitee intentionally caused or contributed to the injury complained of with the actual knowledge that such injury would occur.

         6. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim for indemnification (including the advancement of expenses) under Section 2 is not paid in full by the Corporation within 45 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of procuring or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not by the Indemnitee to enforce a right to an





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advancement of expenses) it shall be a defense that the Indemnitee has not met the applicable standard of care set forth in the General Corporation Law of the State of Maryland or the 1940 Act. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met the applicable standard of care set forth in the General Corporation Law of the State of Maryland or the 1940 Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made determination prior to the commencement of any such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of care set forth in the General Corporation Law of the State of Maryland or the 1940 Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of care, shall create a presumption that the Indemnitee has not met the applicable standard of care or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 6 or otherwise shall be on the Corporation.

         7. OTHER INDEMNIFICATION. The indemnification rights granted to Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Indemnitee may be entitled under Maryland law, the Corporation's Articles of Incorporation or Bylaws, any other agreement, vote of stockholders or directors or otherwise. If Indemnitee is entitled to indemnification other than pursuant to this Agreement, or is entitled to receive payments pursuant to a directors' and officers' liability insurance policy, Indemnitee may choose one or more sources or bases of such indemnification and payments in his sole discretion, provided, however, that Indemnitee shall not be entitled to duplicate payments if such payments would cause the total amount received by Indemnitee to exceed the total sum of expenses, judgments, fines, penalties and amounts paid in settlement actually incurred by Indemnitee.

         8. BINDING EFFECT. The rights granted to Indemnitee hereunder shall inure to the benefit of Indemnitee, his personal representative, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding upon the Corporation, its successors and assigns. The indemnification, contribution and advancement of expenses pursuant to this Agreement shall continue after Indemnitee ceases his service as either a director or officer of the Corporation.

         9. MARYLAND LAW; CONSTRUCTION. This Agreement shall be governed by the laws of the State of Maryland. If any provision of this Agreement is invalid as applied to any fact or circumstance, it shall be modified to the minimum extent necessary to render it valid, and its invalidity shall not affect the validity of any other provision or of the same provision as applied to any other fact or circumstance.





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         10.     COUNTERPARTS.  This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                 IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first stated above.

                        BRANTLEY CAPITAL CORPORATION


                        By:
                            --------------------------------------------
                                Robert P. Pinkas
                                Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Treasurer


                        INDEMNITEE



                        -----------------------------------------------
                        [Name]





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